Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into by and between Sylvia J. Kerrigan (hereinafter “Kerrigan”) and Marathon Oil Corporation (hereinafter “Marathon”). Kerrigan and Marathon will sometimes collectively be referred to herein as “the Parties.”
WHEREAS, Kerrigan will cease serving as Executive Vice President, General Counsel and Secretary of Marathon on or about April 24, 2017; and
WHEREAS, Kerrigan will enter into a Separation Agreement (the “Separation Agreement”) documenting the terms of her termination of employment; and
WHEREAS, Kerrigan retains extensive knowledge about the legal, regulatory and business issues faced by Marathon; and Marathon wishes to secure its ability to obtain consulting and advisory services from Kerrigan for a period of time; and
WHEREAS, Kerrigan agrees to provide such services;
NOW THEREFORE, in consideration of the foregoing, and of the promises and mutual covenants herein contained, the Parties agree as follows:
1.CONSULTING SERVICES –

a.
Term. Kerrigan shall provide consulting and advisory services to Marathon from July 1, 2017 through September 30, 2017 (the “Consulting Services Period”) on an as-needed basis, not to exceed eight and half (8.5) hours per week.

b.
Duties and Responsibilities. Kerrigan’s duties and responsibilities shall be to provide advice and transition assistance to her successor(s), the Chief Executive Officer of Marathon and the Board of Directors of Marathon. Kerrigan shall report exclusively to and shall be accountable exclusively to Marathon’s Chief Executive Officer.  Kerrigan shall undertake to perform such duties and responsibilities and exercise her powers in good faith and shall at all times during the Consulting Services Period act in the best interest of Marathon.

c.
Work Location. Kerrigan agrees, upon reasonable advance notice, to participate in meetings or calls at Marathon’s corporate headquarters in Houston, Texas, and shall not be required to travel outside of Houston, Texas on behalf of Marathon during the Consulting Services Period.

d.
Outside Activities.  As long as doing so has no significant and adverse effect on Marathon, Kerrigan shall have the right to continue to serve on the board of directors of those business, civic and charitable organizations on which Kerrigan is serving as of July 1, 2017.  In addition, Kerrigan may serve on other boards of directors, provided that such service would not conflict with her obligations to Marathon. Except as permitted by this paragraph d., Kerrigan agrees that she will not provide

Exhibit 10.2

services, whether as an employee or independent contractor, to any for-profit organization during the Consulting Services Period absent the written consent of the Chief Executive Officer of Marathon.
2.    COMPENSATION – In consideration for Kerrigan’s services under this Agreement, Marathon shall pay to Kerrigan the amount of SEVEN HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS ($750,000.00), (the “Consulting Payment”) less any withholdings required by law. The Consulting Payment shall be reported as income to the Internal Revenue Service on the forms and in the manner as determined by Marathon consistent with applicable law. Marathon agrees to deliver the Consulting Payment to Kerrigan following the end of the Consulting Services Period but no later than October 16, 2017.
Kerrigan hereby acknowledges that she is aware that she will not be treated as an active employee with respect to employee benefits during the Consulting Services Period. Nothing in this Consulting Services Agreement shall limit or affect Kerrigan’s eligibility to participate or receive benefits as a retiree under any employee benefit or compensation plan, program or arrangement maintained by Marathon or any of its affiliates.
3.    TAX LIABILITY – Kerrigan agrees that she shall be liable for the payment of all federal, state and local taxes which may be due as the result of the consideration received in the Consulting Payment described above. Kerrigan understands that Marathon makes no representations regarding tax treatment of the Consulting Payment, and Kerrigan agrees fully to defend, indemnify and hold Marathon, and each of its parents, subsidiaries, divisions, affiliates and operating companies, and the respective officers, directors, employees, agents and affiliates of each of them, harmless from any liability for payment of the taxes, penalties, withholding obligations and interest that she owes on the consideration she receives and that a government agency requests that Marathon pay, and to cooperate with Marathon with respect to any tax issues related to the compensation payable under this Agreement.
4.     CONFIDENTIAL INFORMATION – Kerrigan, while providing services under this Agreement and thereafter, shall hold in a fiduciary capacity for the benefit of Marathon and its affiliates any Confidential Information of Marathon or its affiliates that Kerrigan may have acquired during the term of, or as a result of, Kerrigan’s provision of services under this Agreement or her employment by Marathon or its subsidiaries. Kerrigan shall not access, use, disclose, transfer, modify or delete Confidential Information of Marathon or its affiliates, unless for legitimate business purposes on behalf of Marathon and as approved by Marathon. The term “Confidential Information” for purposes of this Agreement means information that is not generally known to the public (whether constituting a trade secret or not).
5.    RETURN OF COMPANY PROPERTY – Kerrigan agrees to return to Marathon all originals and copies of any files, memoranda, documents, records, keys, credit cards, cell phones, tablets, computers and any other Marathon property in her possession at the end of the Consulting Services Period, and further agrees to provide passwords or codes to devices as requested by Marathon to enable Marathon to access such Marathon Property.

Exhibit 10.2

6.    GOVERNING LAW – This Agreement shall be governed by and conformed in accordance with the laws of the State of Texas without regard to its conflict of laws provisions.
7.    COUNTERPARTS – This Agreement may be executed in counterparts and each counterpart will be deemed an original.
8.    SECTION HEADINGS – Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning of any provision herein.
9.    SEVERABILITY – Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
10.    ENTIRE AGREEMENT – This Agreement, along with the Separation Agreement, sets forth the entire agreement between the parties hereto and fully supersedes any and all prior and/or supplemental understandings, whether written or oral, between the parties concerning the subject matter of this Agreement. Kerrigan acknowledges that she has not relied on any representations, promises or agreements of any kind made to her in connection with her decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be in writing and signed by Kerrigan and an authorized officer of Marathon.
IN WITNESS WHEREOF, the parties executed this Agreement as of the date set forth below.

SYLVIA J. KERRIGAN:

/s/ Sylvia J. Kerrigan                    March 30, 2017
SIGNATURE                        DATE

MARATHON OIL CORPORATION:

/s/ Lee M. Tillman                    March 30, 2017
SIGNATURE                        DATE

President and Chief Executive Officer
TITLE

3